Exhibit 10.7

March 21, 2013

Robert Miodunski

Ref: Employment Letters dated November 28, 2011 and June 2, 2010

Dear Bob:

The purpose of this letter is to amend your employment agreement with AGS and shall be referred to hereafter as the Second Amendment. This Second Amendment shall be deemed to be an amendment to both the offer of employment dated June 6, 2010 and the First Amendment dated November 28, 2011, both of which are attached here for reference.

The amendments are as follows;

You will continue in your role as Chairman of the Advisory Board and President/CEO until the earlier of your four year anniversary, the hiring of a new President/CEO at which time you would remain as Chairman, or a change in control of ownership of AGS.

The Board recognizes your desire to reduce the time commitment that you devote to the Company and agrees to adopt the following general schedule of commitment. Starting April 1, 2013, you will adopt a 3 day work schedule (60% of a full work week) flexing based on activities that require your personal attention. The Board and you both acknowledge the need to flex depending on demand and will rely on you to manage your time accordingly. It is also understood that if a sale process of the Company occurs that the demands on your time may have peaks and that you will manage your time accordingly and that Alpine will provide substantial assistance to manage the process accordingly. The Board also asks that you inform an Alpine contact, Mark Strauch, and your staff of your schedule several weeks in advance as best you can for purposes of planning and general coordination of meetings, etc.

Your base salary shall be reduced from $450,000 to $300,000 per year commencing April 1, 2013. Your annual performance bonus potential shall also be reduced pro-rata by 60% from $450,000 to $270,000.

Your initial equity grant of 2% remains intact. Your subsequent equity grant of 2% shall remain intact and cease vesting once a new President/CEO is hired.

This Second Amendment shall be deemed to be an amendment to the attached June 6, 2010 Offer of Employment letter and the subsequent First Amendment letter dated November 28, 2011, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the offer of employment in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the offer of employment as amended by this Amendment. This Second Amendment is limited as specified and shall not constitute one and the same instrument. This Second Amendment may be executed via facsimile or other electronic transmission.

THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAWS OR RULES THEREOF.

IN WITNESS WHEREOF, each of the undersigned parties hereto has caused a counterpart of this Second Amendment to be duly executed and delivered as of the date first above written,

AMERICAN GAMING SYSTEMS, LLC

By:	/s/ Graham Weaver
Graham Weaver, Indirect Sole Member

ROBERT MIODUNSKI

/s/ ROBERT MIODUNSKI
ROBERT MIODUNSKI, PRESIDENT/CEO